Exhibit 99.1
Priceline.com Incorporated Announces Corporate Name Change

NORWALK, Conn., April 1, 2014 . . . Today, priceline.com Incorporated [NASDAQ: PCLN] announced that it has changed its name to “The Priceline Group Inc.” effective immediately. The Priceline Group consists of five primary brands including Booking.com, priceline.com, agoda.com, KAYAK and rentalcars.com. The corporate name change is intended to create a clear delineation between the global Priceline Group business, and The Priceline Group’s North American travel brand priceline.com.

“The Priceline Group represents five brands that are independently-managed and entrepreneurially-led, yet belonging to a family with a set of common operating principles,” said Darren Huston, President & CEO of The Priceline Group. “Today’s name change doesn’t signify any change in the strategy, or how we operate. Rather, it reflects how we have internally referred to the business for quite some time, and better aligns the name of the company with the actual structure of our business.”

The name change was effected through an amendment to the company’s certificate of incorporation accomplished pursuant to a short-form merger under Delaware law on April 1, 2014.  No other changes were made to the company’s certificate of incorporation, and the name change has no effect on the company’s ticker symbol or outstanding securities.

The company’s headquarters remain in Norwalk, CT. For more information, including all Investor Relations materials, SEC filings, and corporate governance materials, please visit The Priceline Group’s new website pricelinegroup.com.

About The Priceline Group

The Priceline Group (NASDAQ: PCLN) is the world leader in online travel, serving consumers and partners through five primary brands - Booking.com, priceline.com, agoda.com, KAYAK and rentalcars.com.  For more information, visit pricelinegroup.com.

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The Priceline Group Contact Information

For Press Information: Leslie Cafferty (203) 299-8128 leslie.cafferty@pricelinegroup.com
For Investor Relations: Matthew Tynan (203) 299-8487 matt.tynan@pricelinegroup.com